Consent of Independent Registered Public Accounting Firm

The Board of Directors

BNY Mellon Investment Funds II, Inc.:

We consent to the use of our reports dated December 20, 2019, with respect to the financial statements of BNY Mellon Yield Enhancement Strategy Fund, BNY Mellon Alternative Diversifier Strategies Fund and BNY Mellon Global Emerging Markets Fund, each a series of BNY Mellon Investment Funds II, Inc., as of October 31, 2019, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                         /s/ KPMG LLP

New York, New York

February 24, 2020